Filed Pursuant to Rule 433

Registration No. 333-158663

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$2,000,000,000

5.000% SENIOR NOTES, DUE MAY 2021

FINAL TERM SHEET

Dated May 10, 2011

Issuer:	Bank of America Corporation
Ratings of this Series:	A2 (Moody’s)/A (S&P)/A+ (Fitch)
Title of the Series:	5.000% Senior Notes, due May 2021
Aggregate Principal Amount Initially Being Issued:	$2,000,000,000
Issue Price:	99.565%
Trade Date:	May 10, 2011
Settlement Date:	May 13, 2011 (T+3)
Maturity Date:	May 13, 2021
Ranking:	Senior
Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000
Day Count Fraction:	30/360
Interest Rate:	5.000%
Interest Payment Dates:	May 13 and November 13 of each year, beginning November 13, 2011, subject to following business day convention (unadjusted).
Interest Periods:	Semi-annual
Treasury Benchmark:	10 year U.S. Treasury, due February 15, 2021
Treasury Yield:	3.206%
Treasury Benchmark Price:	103-15+
Spread to Treasury Benchmark:	+185bps
Reoffer Yield:	5.056%
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	ABN AMRO Bank N.V., Banca IMI S.p.A., Caja de Ahorros y Monte de Piedad de Madrid, Credit Suisse Securities (USA) LLC, Lloyds Securities Inc., Mizuho Securities USA Inc., Scotia Capital (USA) Inc., Standard Chartered Bank, TD Securities (USA) LLC
Junior Co-Managers:	Aladdin Capital LLC, The Williams Capital Group, L.P.
CUSIP:	06051GEH8
ISIN:	US06051GEH83

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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